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                                                                    EXHIBIT 10.7

                               SERVICES AGREEMENT

    Services Agreement, dated as of November 1, 1995, between Rexel, Inc., a New York corporation (the "Company"), and Rexel, S.A., a French societe anonyme ("Parent").

    Parent, the beneficial owner of in excess of 40% of the outstanding common stock of the Company, is one of the world's largest distributors of electrical parts and supplies (the "BUSINESS"). The Company is engaged in the Business in the United States. The Company wishes to obtain from Parent and Parent wishes to provide to the Company the benefit of Parent's knowledge, expertise and goodwill relating to Business, on the terms and subject to the conditions of this Agreement.

    Accordingly, the parties hereto agree as follows:

1.  INTANGIBLE BENEFITS.

    1.1 USE OF NAME. Parent hereby consents (i) to the use by the Company of "Rexel, Inc." as the name of the Company and in connection with its Business and
(ii) to the registration by the Company with the Patent and Trademark Office of the U.S. Department of Commerce of the word Rexel and the related logo as a trademark.

    1.2 INTANGIBLE BENEFITS. The Company acknowledges and agrees that the Company's association with the worldwide Business of Parent provide substantial benefits to the Company including, without limitation, in matters relating to customers, suppliers, employees, business methods and know-how and financial expertise. Parent shall make its personnel available for consultation by the officers of the Company on matters relating to the Business; PROVIDED that Parent shall not be obligated to furnish consulting services to the extent that the Service Charge (as defined in Section 2.2) for such services would exceed $3,000 with respect to the particular matter or $5,000 in any calendar month. The benefits and rights furnished by Parent to the Company pursuant to this
Section 1.2 are hereinafter called the "INTANGIBLE BENEFITS".

    1.3   PAYMENT  FOR INTANGIBLE  BENEFITS.   The Company  shall pay  to Parent
$600,000 per year during the term of this Agreement in consideration for the Intangible Benefits.

2.  CONSULTING PROJECTS.

    2.1 INITIATION OF CONSULTING PROJECT. Parent shall, upon the written request of an officer of the Company, provide consulting services beyond those included in the Intangible Benefits. Such consulting services shall be with respect to any matter relating to the Business, including, without limitation, the following:

        (a) selling techniques, distribution, identification and development of markets and strategies;

        (b) product lines and product segments;

        (c) logistics, the opening and furnishing of display rooms, and distribution channels;

        (d) sales promotion, advertising, brochures, marketing;

        (e) selection and identification of suppliers;

        (f) organization, administrative and accounting issues and personnel management;

        (g) financial matters, including cooperation with banks, cash management and investment financing;

        (h) preparation of budgets and internal controls;

        (i) risk management and insurance matters;

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        (j)  electronic  data processing, including  selection, installation  or adoption of systems and software;

        (k) asset management; and

        (l) acquisitions and divestitures.

Each  project as to  which Parent provides consulting  services pursuant to this
Section 2.1 is hereinafter called a "CONSULTING PROJECT".

    2.2 CHARGES FOR CONSULTING PROJECTS. Promptly after completion of each Consulting Project, Parent shall provide to the Company an invoice listing each employee of Parent who worked on the Consulting Project, such employee's title or job description with Parent, the time spent (expressed in hours) by each such employee on the Consulting Project, a description in reasonable detail of the work performed by such employee, such employee's Billing Rate in effect during the period that services were provided, the product of the Billing Rate multiplied by the time spent by each such employee (such product, the "SERVICE CHARGE"). Such invoice shall also list Parent's out-of-pocket costs (excluding all overhead and general corporate expenses) incurred directly relating to the Consulting Project, which shall be multiplied by 110% to determine the amount invoiced to the Company for out-of-pocket costs. The "BILLING RATE" shall mean, for any employee of Parent, 110% of (i) the wages paid by Parent with respect to such employee on an annual basis divided by 1920, multiplied by (ii) 1.4 (representing payments by Parent for social insurance payments and similar charges), multiplied by (iii) 1.81 (representing an allocation of Parent's overhead and general corporate expenses).

    2.3 DETERMINATION OF APPROVED CHARGES. The Company shall submit to the Audit Committee of its Board of Directors at a meeting held in May, June or July and at a meeting held in October, November or December (and more frequently if the Company so elects) all invoices furnished to the Company by Parent at least 30 days prior to each such meeting and not previously reviewed by the Audit Committee, together with a memorandum prepared by an officer of the Company with respect to each Consulting Project to which such invoices relate setting forth the following: a brief description of the Consulting Project; the reasons for the Consulting Project; the benefits obtained by the Company from such Consulting Project; the reasons that Parent was selected for such Consulting Project as opposed to other possible vendors; and such officer's opinion as to whether the amounts invoiced for the Consulting Project are reasonable in light of the benefits obtained by the Company therefrom. The Audit Committee (excluding any member thereof that is an officer or director of Parent or any of its Affiliates or a person that has a material financial relationship with Parent or any of its Affiliates) shall review the invoices and related memoranda and determine, in its judgment, by majority vote, the amount of the charges included in each such invoice that is reasonable for the Company to pay in light of the benefits obtained by the Company from the applicable Consulting Project (such amount, with respect to each Consulting Project, the "APPROVED CHARGES"). The Company shall give Parent written notice of the Approved Charges with respect to each Consulting Project within 30 days after they are so determined by the Audit Committee. In the event that the Approved Charges with respect to any Consulting Project are less than the amount invoiced by Parent, Parent may, by written notice to the Company, discontinue its obligation to engage in Consulting Projects pursuant to this Agreement.

3.  PAYMENTS

    3.1 INTANGIBLE BENEFITS. The Company shall pay to Parent one quarter of the amount required pursuant to Section 1.3 for the Intangible Benefits on the last Business Day of each calendar quarter, provided that the payment in respect of 1995 shall be paid for the entire year on the last Business Day of 1995.

    3.2 CONSULTING PROJECTS. The Company shall pay to Parent the aggregate amount of all Approved Charges determined by the Audit Committee at any meeting within 30 days after they have been so determined.

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    3.3  PAYMENT MECHANICS.   All payments hereunder shall  be made, net of  any
required withholding taxes, by wire transfer to such account of Parent in the United States as Parent shall designate in written notice to the Company given at least five Business Days prior to the date any such payment is due.

4.  TERM

    This Agreement shall commence effective as of January 1, 1995 and shall terminate on December 31, 1996, provided that this Agreement shall be automatically renewed thereafter for successive one year terms unless either party shall have given the other party written notice at least 30 days preceding the commencement of any such renewal term of its election to terminate this Agreement effective at the end of the then current term. Any such termination shall not affect the Company's obligations hereunder to pay Parent amounts due for Intangible Benefits and Consulting Projects provided prior to such termination.

5.  MISCELLANEOUS

    5.1 NONEXCLUSIVITY. Nothing herein shall restrict the Company's right to obtain consulting services similar to those that may be provided by Parent hereunder from any other person.

    5.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all agreements and understandings with respect to the transactions contemplated hereby entered into prior to the execution hereof. This Agreement may be modified only by a written instrument duly executed by or on behalf of each party. No breach of any agreement herein shall be deemed waived unless expressly waived in writing by and on behalf of the party who might assert such breach.

    5.3 NOTICES. Any notice, advice or communication required or permitted to be given hereunder shall be in writing and shall be given by mail, courier service such as DHL or Federal Express, telecopy or personal delivery to the party to whom it is to be given at such party's address set forth on the signature page to this Agreement or to such other address as the party shall have furnished in writing to the other party in accordance with the provisions of this Section 5.3. Any notice, advice or communication shall be deemed to have been given when received or delivery is refused by the addressee.

    5.4 BINDING EFFECT; THIRD PARTIES; HEADINGS; COUNTERPARTS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, which term shall include any successor by merger or consolidation, and permitted assigns and their respective successors, except that no party to this Agreement shall be entitled to assign this Agreement or any interest herein or right hereunder and any such purported assignment shall be void. Nothing in this Agreement is intended by the parties or shall act to confer any right or remedy on any third party. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in counterparts, and all such counterparts shall constitute one and the same instrument.

    5.5 CONSENT TO JURISDICTION. Each party hereto, hereby consents to, and confers nonexclusive jurisdiction upon, the courts of the State of Florida and the Federal courts of the United States of America located in the City of Miami, Florida, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process

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in  any such action, suit  or proceeding may be served  on any party anywhere in the world, whether within or without the State of Florida, provided that notice thereof is provided pursuant to provisions for notice under this Agreement.

    5.6 CERTAIN DEFINITIONS. The following terms shall have the respective meanings indicated below for purposes of the Agreement:

        "AFFILIATE" of a specified person shall mean a person directly or indirectly controlling, controlled by, or under common control with, such other person. For the purposes of this definition, "control" when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

        "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which banks in Miami, Florida, U.S.A. are required to or may be closed.

        "PERSON" shall mean and include an individual, corporation, company, partnership, joint venture, association, group, trust, and other unincorporated organization or entity and a governmental entity or any department or agency thereto.

    5.7 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts executed and to be performed in such State.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          REXEL, S.A.

                                          By: __________________________________
                                              Name:
                                              Title:

                                          Address: 26, rue de Londres
                                                 75009, Paris, France
                                          Fax: 331-42850659
                                          Attention: President

                                          REXEL, INC.

                                          By: __________________________________
                                              Name:
                                              Title:

                                          Address:150 Alhambra Circle
                                                 Suite 900
                                                 Coral Gables, Florida 33134
                                                 U.S.A.
                                          Fax: 305-446-8128
                                          Attention: President

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